Filed pursuant to Rule 424(b)(3)

Registration No. 333-287496

PROSPECTUS

Lucid Diagnostics Inc.

36,975,000 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of up to 36,975,000 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in “Selling Stockholders” below.

In November 2024, we closed on the sale of $21.975 million in principal amount of Senior Secured Convertible Notes (the “2024 Convertible Notes”), in a private placement, to certain accredited investors, for aggregate gross proceeds to us of $21.975 million. The 36,975,000 shares of common stock offered by this prospectus represent a reasonable estimate of the maximum number of shares issuable upon conversion of, and in payment of interest on, the 2024 Convertible Notes. For more information, see “The Private Placement” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock offered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The timing and amount of any sales are within the sole discretion of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to its sale of shares. For more information, see “Plan of Distribution” below.

Our common stock is listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LUCD.” On May 29, 2025, the last reported sale price of our common stock was $1.52 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2025

TABLE OF CONTENTS

PRELIMINARY PROSPECTUS

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this prospectus, the selling stockholders may, from time to time, sell the securities offered by them as described in this prospectus.

This prospectus incorporates by reference important information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” on page 14 of this prospectus and “Information Incorporated by Reference” on page 14 of this prospectus. We also may add information to, or update or change information contained in, this prospectus through a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. It is important for you to read and consider all of the information contained in or incorporated by reference in this prospectus, as so supplemented or amended, before making any decision whether to invest in our securities.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders can provide any assurance as to the reliability of any other information that others may give you.

You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

MARKET AND INDUSTRY DATA

We obtained the market, industry and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included or incorporated by reference in this prospectus are reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed and incorporated by reference in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus and the documents incorporated by reference in this prospectus, including Lucid Diagnostics™, EsoGuard®, EsoCheck® and Collect+Protect™. Solely for our convenience, trademarks and trade names referred to in this prospectus and in the documents incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus and the documents incorporated by reference in this prospectus is the property of its respective holder.

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NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding expenses, future revenue, capital requirements and needs for additional financing and our expectations regarding the time during which we will be an emerging growth company under the JOBS Act. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and the negative of these terms and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us and on a number of assumptions. Although we believe that our current expectations, beliefs and assumptions are reasonable, there can be no assurance that they will prove correct. The forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) that may cause actual developments and their effects on us to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” including the following:

●	our limited operating history;

●	our financial performance, including our ability to generate revenue;

●	our ability to obtain regulatory approval for the commercialization of our products;

●	our ability of our products to achieve market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our potential ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the potential liquidity and trading of our securities;

●	regulatory and operational risks;

●	cybersecurity risks;

●	risks related to COVID-19 pandemic;

●	risks related to our relationship with PAVmed; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Should one or more of these risks or uncertainties materialize, or should any of our expectations, beliefs and assumptions otherwise prove incorrect, actual developments and their effects on us, including our financial results, may vary in material respects from those expressed or implied in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not rely on our forward-looking statements. You should read prospectus, and the documents incorporated herein by reference, completely and with the understanding actual developments and their effects on us may be materially different from what we expect.

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GLOSSARY

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Lucid,” “we,” “us,” “our” and similar terms refer to Lucid Diagnostics Inc., a Delaware corporation, and its subsidiaries. In addition, unless otherwise stated in this prospectus:

●	“510(k)” refers to a premarket notification, submitted to the FDA by a manufacturer pursuant to section 510(k) of the FDCA and 21 CFR § 807 subpart E, of its intent to market a non-exempt Class I or Class II medical device intended for human use, for which a PMA application is not required, to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent to, a legally marketed device, commonly known as a “predicate”; and “510(k) clearance” refers to a determination by FDA under 21 CFR § 807.100 that a medical device has been found to be substantially equivalent to a legally marketed predicate device and can be marketed in the U.S.

●	“BE” refers to Barrett’s Esophagus, an esophageal precancer and complication of GERD in which surface cells lining the lower esophagus undergo precancerous metaplastic or dysplastic transformation from repeated exposure to stomach fluid, including acid, refluxing into the lower esophagus. BE can be nondysplastic or dysplastic. In nondysplastic BE, or “NDBE,” there is no dysplasia. In dysplastic BE, there is dysplasia, which can be early, low-grade dysplasia, or “LGD,” or advanced, high-grade dysplasia, or “HGD.”

●	“CE Mark” refers to “Conformité Européenne” Mark, a mark indicating that a product such as a medical device conforms to the essential requirements of the relevant European directive and may be marketed in European Economic Area (the European Union, Norway, Iceland, and Lichtenstein), Switzerland, and, until July 1, 2023, the United Kingdom; for medical devices and in vitro devices the relevant directives had been Medical Device Directive 93/42/EEC and In-Vitro Diagnostic Medical Devices Directive 98/79/EC, respectively, but have been or will soon be replaced by Regulation (EU) 2017/745 and Regulation (EU) 2017/746, respectively.

●	“CLIA” refers to the Clinical Laboratory Improvement Amendments of 1988 and associated regulations set forth in 42 CFR § 493, through which CMS regulates all non-research laboratory testing performed on humans in the U.S., including LDTs.

●	“CMS” refers to the U.S. Center for Medicare and Medicaid Services.

●	“EAC” refers to esophageal adenocarcinoma, the most common and highly lethal form of esophageal cancer which universally arises from BE.

●	“FDA” refers to the U.S. Food and Drug Administration.

●	“FDCA” refers to the U.S. Food, Drug, and Cosmetic Act as codified in 21 CFR.

●	“GERD” refers to gastroesophageal reflux disease, commonly known as chronic heart burn, acid reflux, or just reflux, a symptomatic or asymptomatic pathologic condition where dysfunction of the muscular valve between the stomach and esophagus allows stomach fluid, including acid, to inappropriately reflux into the lower esophagus.

●	“IVD” refers to an in vitro diagnostic product, defined by FDA as a reagent, instrument, or system intended for use in diagnosis of disease or other conditions; such a product is intended for use in the collection, preparation, and examination of specimens take from the human body and is a device as defined in the FDCA.

●	“LDT” or “laboratory developed test” refers to a diagnostic test, defined by FDA as “an IVD that is intended for clinical use and designed, manufactured and used within a single laboratory,” which is generally subject only to self-certification of analytical validity under the CMS CLIA program; FDA had historically exercised enforcement discretion with regard to premarket review of LDTs but intends to phase out this approach as described in “Prospectus Summary—Recent Developments” below.

●	“PAVmed” refers to PAVmed Inc., our parent company.

●	“PMA” refers to premarket approval, the most stringent FDA premarket medical device scientific and regulatory review process, codified in 21 CFR § 814, which, due to the risk associated with Class III devices, requires sufficient valid scientific evidence in addition to general and special controls to assure that it is safe and effective for its intended use(s).

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth and incorporated by reference in “Risk Factors” beginning on page 6.

Our Company

We are a commercial-stage medical diagnostics technology company focused on the millions of patients with GERD, who are at risk of developing esophageal precancer and cancer.

EsoGuard is a bisulfite-converted targeted next-generation sequencing (NGS) DNA assay performed on surface esophageal cells collected with EsoCheck. Cell samples, including those collected with EsoCheck are sent to our laboratory, for testing and analyses using our proprietary EsoGuard NGS DNA assay.

EsoCheck is an FDA 510(k) and CE Mark cleared noninvasive swallowable balloon capsule catheter device capable of sampling surface esophageal cells in a less than five-minute office procedure. It consists of a vitamin pill-sized rigid plastic capsule tethered to a thin silicone catheter from which a soft silicone balloon with textured ridges emerges to gently swab surface esophageal cells. When vacuum suction is applied, the balloon and sampled cells are pulled into the capsule, protecting them from contamination and dilution by cells outside of the targeted region during device withdrawal. We believe this proprietary Collect+Protect™ technology makes EsoCheck the only noninvasive esophageal cell collection device capable of such anatomically targeted and protected sampling.

EsoGuard and EsoCheck are based on patented technology licensed by Lucid from Case Western Reserve University (“CWRU”). EsoGuard and EsoCheck have been developed to provide an accurate, non-invasive, patient-friendly test for the early detection of EAC and BE, including dysplastic BE and related precursors to EAC in patients with chronic GERD.

Recent Developments

April 2025 Confidentially Marketed Public Offering

On April 11, 2025, we closed on the sale of 14,375,000 shares of our common stock at a price of $1.20 per share (the “April 2025 Offering”). The net proceeds of the April 2025 Offering, after deducting the estimated placement agent’s fees and other expenses of $1.2 million, was approximately $16.1 million. We intend to use the net proceeds from the April 2025 Offering for working capital and other general corporate purposes.

March 2025 Registered Direct Offering

On March 5, 2025, we closed on the sale of 13,939,331 shares of our common stock at a price of $1.10 per share (the “March 2025 Offering”). The net proceeds of the March 2025 Offering, after deducting the estimated placement agent’s fees and other expenses of $0.4 million, was approximately $14.9 million. We intend to use the net proceeds from the March 2025 Offering for working capital and other general corporate purposes.

Medicare Coverage

In November 2024, we submitted to Palmetto GBA’s Molecular Diagnostics Program (“MolDx”) our complete clinical evidence package in support of a request for reconsideration of the non-coverage language in the Local Coverage Determination (“LCD”) to secure Medicare coverage for EsoGuard. The EsoGuard clinical evidence package included six new peer-reviewed publications: three clinical validation studies (two in the intended use population, one case control), two clinical utility studies, and one analytical validation study. The current LCD provides clear coverage criteria consistent with the American College of Gastroenterology (“ACG”) guidelines for esophageal precancer testing. The package was submitted as part of a request for reconsideration of the non-coverage language in the LCD to secure Medicare coverage for EsoGuard.

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NCCN Clinical Practice Guidelines Update

In March 2025, we announced that a recent update to the National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (the “NCCN Guidelines®”) focused on Esophageal and Esophagogastric Junction Cancers (Version 1.2025) has added a new section on BE screening. The NCCN Guidelines® now reference professional society guidelines on BE screening, including the most recent ACG clinical guideline discussed above, which recommends non-endoscopic biomarker testing, such as EsoGuard performed on samples collected with EsoCheck, as an acceptable alternative to invasive upper endoscopy to detect esophageal precancer.

Clinical Study Publications

On March 18, 2025, we announced that our ENVET-BE clinical utility study has been accepted for publication in Gastroenterology & Hepatology – the fifth peer-reviewed publication of clinical utility data for EsoGuard, and the second to present findings from a real-world screening population. The manuscript, entitled “Enhancing the Diagnostic Yield of EGD for Diagnosis of Barrett’s Esophagus Through Methylated DNA Biomarker Triage,” demonstrates that confirmatory upper endoscopy (“EGD”) performed in EsoGuard-positive patients had a substantially higher diagnostic yield for detecting esophageal precancer (BE) than the expected yield of screening EGD alone in at-risk patients. The ENVET-BE study reviewed real-world data from a cohort of 199 EsoGuard-positive patients who completed confirmatory EGD. The overall positive diagnostic yield for BE was 2.4-fold higher than the expected yield of screening EGD alone, based on disease prevalence within an at-risk population. The yield was nearly three-fold higher in patients meeting ACG screening criteria.

Highmark Reimbursement Approval

On March 13, 2025, we announced that Highmark Blue Cross Blue Shield, an independent licensee of the Blue Cross and Blue Shield Association, had issued a positive coverage policy for non-invasive screening of esophageal precancer and cancer in New York state. The new policy will cover EsoGuard in patients who meet established criteria for esophageal precancer testing consistent with professional society guidelines.

CWRU NIH Grant Related to EsoGuard and EsoCheck

On February 27, 2025, we announced that principal investigators from CWRU and University Hospitals were awarded an $8 million NIH R01 grant to conduct a five-year clinical study designed to evaluate esophageal precancer detection using EsoCheck and EsoGuard among at-risk individuals without symptoms of GERD. The study, entitled “A Clinical Trial of Cancer Prevention by Biomarker Based Detections of Barrett’s Esophagus and Its Progression,” aims to evaluate the effectiveness of EsoCheck and EsoGuard in detecting esophageal precancer (BE) to prevent esophageal cancer (EAC) within a non-GERD at-risk population. To accomplish this aim, 800 patients without GERD symptoms who meet the risk criteria established by the American Gastroenterology Association for screening will be recruited across five participating research centers: University Hospitals, University of Colorado, Johns Hopkins University, University of North Carolina, and Cleveland Clinic.

Corporate Information

We were incorporated in Delaware on May 8, 2018. Our corporate offices are located at 360 Madison Avenue, 25th Floor, New York, NY 10017, and our telephone number is (917) 813-1828. Our corporate website is www.luciddx.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain disclosure and other obligations that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), being able to take advantage of reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reduced disclosure and other obligations until we are no longer an emerging growth company.

In addition, Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised financial accounting standards.

We may remain an emerging growth company for up to five years, although we will lose that status as of the last day of the fiscal year in which we have more than $1.235 billion of revenues, have more than $700.0 million in market value of our common stock held by non-affiliates (assessed as of the most recently completed second quarter), or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

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Risk Factor Summary

Our business is subject to numerous risks and uncertainties, as more fully described in “Risk Factors” beginning on page 6 and in Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K, as updated by any quarterly reports on Form 10-Q for the current fiscal year, all of which are incorporated herein by reference. As a result, we may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy and to become profitable. Those risks and uncertainties include the following:

Risks Associated with Our Financial Condition

●	We have incurred operating losses since our inception and may not be able to achieve profitability.

●	We have concluded there is substantial doubt of our ability to continue as a going concern and our independent registered public accounting firm’s report on our financial statements contains an explanatory paragraph describing our ability to continue as a going concern.

●	To raise capital, we have issued a significant amount of convertible securities under which we expect to issue a correspondingly significant amount of shares of our common stock upon conversion thereof. In addition, we may issue shares of our capital stock or debt securities in the future in order to raise capital to fund our operations. All of the foregoing would dilute the equity interest of our stockholders and might cause a change in control of our ownership.

●	We expect to need additional capital funding, which may be compounded by our obligations to our parent company, PAVmed, which requires its own additional capital funding.

●	Our quarterly operating results could be subject to significant fluctuation, which could increase the volatility of our stock price and cause losses to our stockholders.

●	Servicing our indebtedness may require a significant amount of cash, and the restrictive covenants contained in our indebtedness could adversely affect our business plan, liquidity, financial condition, and results of operations.

Risks Associated with Our Business

●	Since we have a limited operating history, and have not generated any significant revenues to date, you will have little basis upon which to evaluate our ability to achieve our business objective.

●	The markets in which we operate are attractive and other companies or institutions may develop and market novel or improved technologies, which may make the EsoGuard or EsoCheck technologies less competitive or obsolete.

●	We expect to derive substantially all of our revenues from the EsoGuard and EsoCheck products.

●	We are highly dependent on our license agreement with CWRU, the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

●	Our products may never achieve market acceptance.

●	Recommendations in published clinical practice guidelines issued by various organizations, including professional societies and federal agencies may significantly affect payors’ willingness to cover, and physicians’ willingness to prescribe, our products and services.

Risks Associated with Healthcare Regulation, Billing and Reimbursement, and Product Safety and Effectiveness

●	If private or governmental third-party payors do not maintain reimbursement for our products at adequate reimbursement rates, we may be unable to successfully commercialize our products which would limit or slow our revenue generation and likely have a material adverse effect on our business.

●	The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

●	If our clinical studies do not satisfy providers, payors, patients and others as to the reliability and performance of our EsoGuard test and the EsoCheck device, or any other product or service we may develop and seek to commercialize, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for, such test.

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●	Clinical laboratories and medical diagnostic companies are subject to extensive and frequently changing federal, state, and local laws. We could be subject to significant fines and penalties if we fail (or if our prior unrelated third-party laboratory partner previously failed) to comply with these laws and regulations.

●	Many aspects of our business, beyond the specific elements described above, are subject to complex, intertwined, costly and/or burdensome federal health care laws and regulations which may open to interpretation and be subject to varying levels of discretionary enforcement. If we fail to comply with these laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

●	Due to billing complexities in the diagnostic and laboratory service industry, we may not be able to collect payment for the EsoGuard tests we perform.

Risks Associated with Our Intellectual Property and Technology Infrastructure

●	We may not be able to protect or enforce the intellectual property rights for the technology used in, or expected to be used in, our products, which could impair our competitive position.

●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

●	Competitors may violate the intellectual property rights for the technology used in, or expected to be used in, our products, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

Risks Associated with Our Relationship with PAVmed

●	PAVmed holds more voting stock than any of our other shareholders and thus it (or any successor to its stake in us), may have significant influence over certain actions requiring a stockholder vote.

●	As a result of the exercise by the holder of PAVmed’s convertible debt and preferred stock of its rights under the agreements governing those instruments, such holder could acquire voting control of us.

●	Certain conflicts of interest may arise between us and our affiliated companies, including PAVmed, and in some cases we have waived certain rights with respect thereto.

Risks Associated with Ownership of Our Common Stock

●	Nasdaq may in the future delist our common stock, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	Our stock price may be volatile, and holders of our common stock could incur substantial losses.

Risks Associated with the Offering

●	Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

●	A substantial number of shares of our common stock may be issued upon conversion of, and in payment of interest on, the 2024 Convertible Notes, which could cause the price of our common stock to decline.

●	Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

●	Our outstanding options and preferred stock, along with the potential issuance of shares under our equity compensation plans and other arrangements, may also have an adverse effect on the market price of our common stock.

●	Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

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THE OFFERING

Issuer	Lucid Diagnostics Inc.

Common stock to be offered by the selling stockholders	36,975,000 shares(1)

Common stock outstanding prior to this offering	108,188,983 shares(2)(3)

Common stock outstanding after giving effect to the issuance of the shares offered hereby	145,163,983 shares(1)(2)(3)
Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds” beginning on page 8.

Risk factors	See “Risk Factors” beginning on page 6 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

Market for our common stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “LUCD.”

(1)	This amount represents a reasonable estimate of the maximum number of shares issuable upon conversion of, and in payment of interest on, the 2024 Convertible Notes. The estimate assumes that the notes are converted in full on their maturity date and that the maximum number of shares permitted under the notes to be issued in payment of interest are so issued. See “The Private Placement” below.

(2)	Based on 108,188,983 shares of our common stock outstanding as of May 15, 2025 (inclusive of shares of common stock underlying unvested restricted stock awards).

(3)	This amount does not include, as of May 15, 2025:

●	9,907,824 shares of our common stock issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $1.65 per share; and

●	an estimated 59,528,538 shares of our common stock issuable upon conversion of, and in payment of dividends on, our outstanding Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and our outstanding Series B-1 Convertible Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock,” and together with the Series B Preferred Stock, the “Preferred Stock”), assuming that the Preferred Stock remains outstanding until its automatic conversion date and all dividends on the Preferred Stock payable in shares of our common stock are paid in full (without taking into account the beneficial ownership limitation set forth therein).

In addition, as of May 15, 2025, 932,493 shares of our common stock were reserved for issuance, but not subject to outstanding stock-based equity awards, under our Amended and Restated 2018 Long-Term Incentive Equity Plan (the “2018 Plan”) and 1,056,779 shares of our common stock were reserved for issuance, but not yet issued, under our Employee Stock Purchase Plan (the “ESPP”). The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless our board of directors provides for a lesser amount.

Furthermore, (i) we are party to a committed equity facility with an affiliate of Cantor Fitzgerald & Co., pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains as of January 28, 2025), from time to time at our request, at prices based on the current market price (although this facility terminates on August 1, 2025, which is the first of the month following the 36-month anniversary of the effective date of the registration statement for the same); (ii) we are party to a management services agreement with PAVmed, pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement in cash or in shares of our common stock, with such shares valued at a price based on the current market price; and (iii) we are party to a payroll and benefits expense reimbursement agreement with PAVmed, pursuant to which PAVmed will pay certain payroll and benefit-related expenses on our behalf and we will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by our board of directors and the board of directors of PAVmed, in shares of our common stock, or in a combination of cash and shares, with any such shares valued at a price based on the current market price. We also are party to a controlled equity offering agreement with Cantor Fitzgerald & Co., pursuant to which we may offer and sell shares of our common stock in an “at-the-market” offering program; however, effective as of March 4, 2025, we terminated the prospectus supplement for this program and as a result, we will not make any sales of common stock in this program unless and until a new prospectus or prospectus supplement is filed.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you are urged to read and carefully consider the risks and uncertainties relating to an investment in our company set forth below, together with all of the other information contained or incorporated by reference in this prospectus. You should read and carefully consider the risks and uncertainties discussed under the item “Risk Factors” in our most recent annual report on Form 10-K and in any of our subsequent quarterly reports on Form 10-Q, as well as the other information in such reports and the risks, uncertainties and other information in the other documents we file with the SEC that are incorporated by reference in this prospectus, as such reports and documents may be amended, supplemented or superseded from time to time by documents we subsequently file with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Associated with the Offering

Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

The selling stockholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes on their investment. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders at prices lower than the prices such investors paid for their shares in this offering.

A substantial number of shares of our common stock may be issued upon conversion of, and in payment of interest on, the 2024 Convertible Notes, which could cause the price of our common stock to decline.

The 2024 Convertible Notes are convertible at the option of the holders, at any time and from time to time after May 22, 2025, into shares of our common stock at a conversion price of $1.00 per share, subject to adjustment in the event of subsequent equity issuances at a price less than the then-current conversion price and in the event of stock splits, stock dividends, and similar transactions. In addition, the accrued interest on the 2024 Convertible Notes is payable quarterly in cash or, at the election of the holder, in shares of our common stock, at a price based on the then current market price.

If the holders of the 2024 Convertible Notes had elected to convert the notes in full on May 15, 2025, we would have issued 21,975,000 shares of our common stock to the holders. If the holders of the 2024 Convertible Notes continue to hold all their notes through the maturity date, we estimate that we will issue 36,975,000 shares of our common stock to the holders, assuming that the notes are converted in full on such date and that the maximum number of shares permitted under the notes to be issued in payment of interest are so issued. However, we may issue substantially more shares of our common stock upon conversion of the 2024 Convertible Notes, if the conversion price is reduced upon a subsequent issuance of additional securities by us. On the other hand, we may issue substantially fewer shares if (i) the holders do not elect to convert their notes, (ii) the holders do not elect to receive payment of interest in shares, (iii) the holders elect to receive payment of interest in shares but are entitled to less than the maximum number of shares based on the then-current market price, or (iv) the 2024 Convertible Notes do not remain outstanding through the maturity date. Both the conversion of the 2024 Convertible Notes and the payment of interest on the 2024 Convertible Notes are subject to certain beneficial ownership limitations and exchange limitations, each as described below.

Any issuance of the shares underlying the 2024 Convertible Notes will dilute our other equity holders, which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares pursuant to this prospectus could also, in and of itself, have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

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Our outstanding options and preferred stock, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

As of May 15, 2025, in addition to our outstanding shares of common stock and the shares issuable upon conversion of, and in payment of interest on, the 2024 Convertible Notes: (i) 9,907,824 shares of our common stock were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $1.65 per share; and (ii) an estimated 59,528,538 shares of our common stock were issuable upon conversion of, and in payment of dividends on, our outstanding Preferred Stock, assuming that the Preferred Stock remains outstanding until its automatic conversion date and all dividends on the Preferred Stock payable in shares of our common stock are paid in full (without taking into account the beneficial ownership limitation set forth therein).

In addition, as of May 15, 2025, 932,493 shares of our common stock were reserved for issuance, but not subject to outstanding stock-based equity awards, under the 2018 Plan and 1,056,779 shares of our common stock were reserved for issuance, but not yet issued, under the ESPP. The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless our board of directors provides for a lesser amount.

Furthermore, (i) we are party to a committed equity facility with an affiliate of Cantor Fitzgerald & Co., pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains as of March 31, 2025), from time to time at our request, at prices based on the current market price (although this facility terminates on August 1, 2025, which is the first of the month following the 36-month anniversary of the effective date of the registration statement for the same); (ii) we are party to a management services agreement with PAVmed, pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement in cash or in shares of our common stock, with such shares valued at a price based on the current market price; and (iii) we are party to a payroll and benefits expense reimbursement agreement with PAVmed, pursuant to which PAVmed will pay certain payroll and benefit-related expenses on our behalf and we will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by our board of directors and the board of directors of PAVmed, in shares of our common stock, or in a combination of cash and shares, with any such shares valued at a price based on the current market price. We also are party to a controlled equity offering agreement with Cantor Fitzgerald & Co., pursuant to which we may offer and sell shares of our common stock in an “at-the-market” offering program; however, effective as of March 4, 2025, we terminated the prospectus supplement for this program and as a result, we will not make any sales of common stock in this program unless and until a new prospectus or prospectus supplement is filed.

Any issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Raising additional capital funding (on its own or in combination with the anti-dilution rights under the 2024 Convertible Notes, if triggered by any such funding) may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

We may seek to raise required additional capital through public or private equity or debt offerings, through loans, through arrangements with strategic partners or through other sources.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock. Any additional shares of our common stock or other securities convertible into or exchangeable for our common stock may be sold at prices lower (or higher) than the price paid by purchasers in this offering. Furthermore, sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

In the case of certain issuances of equity securities, if the effective sales price per share is less than the then-current conversion price under the 2024 Convertible Notes, the conversion price of the 2024 Convertible Notes will be reduced to such lower sales price, which would increase the number of shares of our common stock upon conversion of such notes, thereby further diluting our stockholders if the notes are converted in accordance with their terms.

To the extent we raise additional capital by issuing debt securities or incurring loans, the holders of such securities or loans will have priority in payment over the holders of our equity securities. In addition, the terms of those debt securities or loan arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and could also require us to incur substantial interest expense.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

THE PRIVATE PLACEMENT

On November 22, 2024, we closed on the sale of $21.975 million in principal amount of the 2024 Convertible Notes, in a private placement, to the 2024 Note Investors. The sale of the 2024 Convertible Notes was completed pursuant to the terms of the 2024 Note SPA between us and the 2024 Note Investors.

We used a portion of the proceeds from the sale of the 2024 Convertible Notes to repay the then-outstanding 2023 Convertible Note. On November 8, 2024, Lucid had given notice to the holder of the 2023 Convertible Note that it was exercising its right pursuant to such note to redeem the same for the redemption price specified in such note. Pursuant to the terms of the 2023 Convertible Note, on November 22, 2024, we redeemed the 2023 Convertible Note by paying the redemption price of approximately $3.7 million.

We realized gross proceeds of $21.975 million and, after giving effect to the repayment in full of the 2023 Convertible Note, net proceeds of $18.3 million from the sale of the 2024 Convertible Notes.

2024 Convertible Notes

The material terms of the 2024 Convertible Notes are as follows:

General. Each 2024 Convertible Note has a 12.0% annual stated interest rate, a contractual maturity date of five years from the date of issuance (on November 22, 2029), and a contractual conversion price of $1.00 per share of common stock (subject to (i) in the event of certain issuances of additional securities by us at a price per share less than the then applicable conversion price, adjustment to such lower price per share, and (ii) customary proportionate adjustment upon any stock split, stock dividend, stock combination, recapitalization or other similar transaction).

Payment. The principal of the 2024 Convertible Notes will not amortize in installments over the term of the notes. The entire principal amount of the notes will be due on the maturity date. The accrued interest on the 2024 Convertible Notes is payable quarterly in cash or, at the election of the holder, shares of our common stock, at a price based on the then-current market price; provided, that the number of shares so issued in payment of interest may not exceed 15,000,000 shares.

Conversion; Limited Redemption. Each 2024 Convertible Note will be convertible into shares of our common stock at the holder’s election at any time and from time to time after the 6-month anniversary of issuance (after May 22, 2025). In addition, each 2024 Convertible Note will convert into shares of our common stock, subject to customary beneficial ownership and primary market limitations, (i) at the election of the holder upon the consummation by us of certain fundamental transactions (in which case all interest that would have accrued through maturity would also convert into shares of our common stock), or (ii) at our election at any time after the six-month anniversary of the issuance of such note (after May 22, 2025), upon written notice given to the holder thereof, if the VWAP of our common stock has been at least $10.00 per share (subject to adjustment in the event of stock splits, stock dividends, and similar transactions) on 20 out of any 30 consecutive trading days. We will not be permitted to voluntarily repurchase, redeem or prepay any 2024 Convertible Note, other than during the last 6 months prior to maturity thereof.

If the holders of the 2024 Convertible Notes had elected to convert the notes in full on January 28, 2025, we would have issued 21,975,000 shares of our common stock to the holders. If the holders of the 2024 Convertible Notes continue to hold all their notes through the maturity date, we estimate that we will issue 36,975,000 shares of our common stock to the holders, assuming that the notes are converted in full on such date and that the maximum number of shares permitted under the notes to be issued in payment of interest are so issued. However, we may issue substantially more shares of our common stock upon conversion of the 2024 Convertible Notes, if the conversion price is reduced upon a subsequent issuance of additional securities by us. On the other hand, we may issue substantially fewer shares if (i) the holders do not elect to convert their notes, (ii) the holders do not elect to receive payment of interest in shares, (iii) the holders elect to receive payment of interest in shares but are entitled to less than the maximum number of shares based on the then-current market price, or (iv) the 2024 Convertible Notes do not remain outstanding through the maturity date.

Beneficial Ownership and Exchange Limitations. We will not effect any conversion of principal of the 2024 Convertible Notes, and the holder of a note shall not have the right to convert any principal of the 2024 Convertible Notes, and we will not make any interest payment hereunder in shares of our common stock, to the extent that after giving effect to such conversion or interest payment, (i) the holder (together with the holder’s affiliates, and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), or (ii) unless the approval of our stockholders is not required by the applicable rules of Nasdaq for issuances of shares upon conversion of the 2024 Convertible Notes in excess of the Primary Exchange Limitation (as defined below), or we have such stockholder approval, the holder would have received in respect of the 2024 Convertible Note shares of our common stock in excess of the holder’s pro rata share of the Primary Market Limitation.

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The “Beneficial Ownership Limitation” is 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares upon conversion of the 2024 Convertible Note. A holder, upon not less than 61 days’ prior notice to us, may increase or decrease the Beneficial Ownership Limitation. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The “Primary Market Limitation” is 19.99% of the number of shares of our common stock outstanding on November 12, 2024 (or the first sale of any other securities aggregated with the notes for the purposes of the applicable rules of Nasdaq, if earlier).

Security; Guaranty. The 2024 Convertible Notes are secured by a lien on all our present and future tangible and intangible property and assets, pursuant to a security agreement between us and the lead investor, as collateral agent for all the 2024 Note Investors (the “Security Agreement”). Each of our subsidiaries, LucidDx Labs Inc. and CapNostics, LLC, has agreed to guarantee the prompt payment of our obligations under the 2024 Convertible Notes and the other transaction documents, pursuant to a guaranty made by us and our subsidiaries in favor of the lead investor, on behalf of all the 2024 Note Investors (the “Guaranty”).

Events of Default; Acceleration. The 2024 Convertible Notes will be subject to acceleration upon consummation of a fundamental transaction, upon failure to obtain a positive Medicare coverage decision with respect to its EsoGuard product by the 18-month anniversary of issuance (by May 22, 2026), and upon certain other customary events of default.

Covenants. Under the 2024 Convertible Notes, we are subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness and the making of investments, the payment of cash in respect of dividends, distributions or redemptions, the transfer of assets, the maturity of other indebtedness, transactions with affiliates, and the consummation of fundamental transactions where the aggregate consideration payable in respect thereof, as determined on a per share of our common stock basis, has a fair market value that is less than $1.50, among other customary matters. Under the 2024 Convertible Notes, we also are subject to a financial covenant requiring that the amount of our available cash equal or exceed $5.0 million at all times that at least 25% of the principal amount of 2024 Convertible Notes issued are outstanding.

Other Agreements

Certain of the 2024 Note Investors have the collective right to designate one individual to be appointed to our board of directors, subject to certain limitations and subject to the policies and procedures of our nominating and corporate governance committee. As of the date of this prospectus, no such individual has been designated.

The holders of the 2024 Convertible Notes have the right, based on their ownership interest in us assuming the conversion of all such notes, to participate in subsequent equity or debt financings or issuances by us (subject to customary exceptions).

In connection with the purchase and sale of the 2024 Convertible Notes, PAVmed agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock for six months from the consummation of the offering, subject to certain limited exceptions, including in the event of a fundamental transaction involving us.

Pursuant to an amendment to a registration agreement with the 2024 Note Investors (the “Registration Rights Agreement”), we agreed that we would, within 180 days following the closing of the offering of the 2024 Convertible Notes, file with the SEC a resale registration statement on Form S-3 covering the resale of all shares of our common stock issuable upon conversion of the 2024 Convertible Notes. We filed the registration statement of which this prospectus forms a part in satisfaction of such obligation.

The foregoing is only a summary of the material terms of the 2024 Convertible Notes, the 2024 Note SPA, the Registration Rights Agreement, the Guaranty, and the Security Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such summary is qualified in its entirety by reference to the full text of such documents, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

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SELLING STOCKHOLDERS

This prospectus relates to the potential offer and sale from time to time of up to 36,975,000 shares of our common stock by the selling stockholders. The term “selling stockholders,” as used in this prospectus, includes the persons and entities listed in the table below, as well as their respective pledgees, donees, transferees, assignees, successors and others who later come to hold any interests in shares of our common stock offered by this prospectus other than through a public sale.

In accordance with the terms of the Registration Rights Agreements, this prospectus covers the shares of common stock issuable upon conversion of the 2024 Convertible Notes, as well as the shares of common stock issuable in payment of interest on the 2024 Convertible Notes. Because (i) a holder may choose not to convert the 2024 Convertible Notes, (ii) a holder of the 2024 Convertible Notes is entitled to interest only if the holder retains the 2024 Convertible Notes through the applicable interest payment date, (iii) interest on the 2024 Convertible Notes is paid in shares only if the holder so elects, (iv) the number of shares issuable in satisfaction of interest will be based on the then-current share price of our common stock, which price may fluctuate, and (v) the conversion price may be reduced upon a subsequent issuance of additional securities by us, the number of shares that will actually be issued to the selling stockholders may be more or less than the number of shares being offered by this prospectus. For additional information regarding the issuance and terms of the 2024 Convertible Notes, see “The Private Placement” above.

The table below sets forth information about each selling stockholder. Except for the ownership of our securities, including ownership of the 2024 Convertible Notes and our Preferred Stock, or as described in the footnotes to the table below, no selling stockholder has had any material relationship with us within the past three years.

The second column of the table lists the number of shares of common stock beneficially owned by each selling stockholder, as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder, based on such selling stockholder’s ownership of shares of common stock as of May 15, 2025. Under the terms of the 2024 Convertible Notes, no selling stockholder may convert its notes to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed the Beneficial Ownership Limitation or, unless stockholder approval is obtained, to the extent the selling stockholder would have received in excess of its pro rata share of the Primary Market Limitation. Accordingly, the selling stockholders’ beneficial ownership excludes shares issuable upon conversion of the 2024 Convertible Notes in excess of these limitations.

The third column of the table lists the shares of common stock being offered by this prospectus by each selling stockholder. Such amount includes all shares issuable upon conversion of, and in payment of interest on, the 2024 Convertible Notes held by such selling stockholder, and does not take account of the Beneficial Ownership Limitation or the Primary Market Limitation. As a result, the shares of common stock offered by this prospectus exceed the number of shares of common stock beneficially owned by each selling stockholder as of May 15, 2025. For the purposes of the table, the maximum number of shares issuable in payment of interest under the 2024 Convertible Notes has been allocated pro rata among the selling stockholders.

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The fourth column of the table assumes the sale of all the shares offered by each selling stockholder pursuant to this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before the Offering (1)			Maximum Number of Shares Offered Hereby	Beneficial Ownership After Offering (1)
Name and Address of Holder (2)	Number of Shares		%	Number of Shares(3)	Number of Shares	%
Tasso Partners, LLC(4)	5,682,171	(5)	4.99%	15,143,345	7,624,127	4.99%
Scopia Holdings LLC(6)	5,682,171	(7)	4.99%	7,151,024	7,624,127	4.99%
Two Seas Global Master Fund LP(8)	2,234,795	(9)	2.02%	6,730,375	0	0.00%
Tom & Margaret Roberts Family Trust(10)	3,056,958	(11)	2.75%	4,206,485	1,660,211	1.13%
Nuday Capital, LLC(12)	3,743,712	(13)	3.34%	2,061,177	3,059,306	2.06%
DSN Ventures LLC(14)	2,613,895	(15)	2.39%	841,297	2,334,546	1.60%
David S. Nagelberg 2003 Revocable Trust(16)	681,149	(17)	0.63%	841,297	401,800	0.28%

(1)	Applicable percentage ownership is based on 108,188,983 shares of our common stock outstanding as of May 15, 2025 and based on 145,163,983 shares of our common stock outstanding after the offering.
(2)	Except as otherwise set forth below, the address of each beneficial holder is c/o Lucid Diagnostics Inc., 360 Madison Ave., 25th Fl., New York, NY 10017.
(3)	The maximum number of shares offered hereby for each selling stockholder includes a pro rata share of the maximum number of shares of common stock permitted under the 2024 Convertible Notes to be issued in payment of interest. Such shares may be offered and sold by any selling stockholder hereunder, as the number of such shares received by any selling stockholder will depend on whether such holder elects to receive any payments of interest in shares and on the then-current market price at the time of any such election.
(4)	Dana Carrera may be deemed to control Tasso Partners, LLC (“Tasso”) and therefore may be deemed to beneficially own the shares of common stock held by Tasso. The business address of Tasso and Ms. Carrera is P.O. Box 503, Rumson, NJ 07760.
(5)	Tasso’s beneficial ownership before and after the offering includes 5,682,171 shares and 7,624,127 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. Tasso’s beneficial ownership before and after the offering excludes 20,759,970 shares and 9,818,014 shares, respectively, underlying the 2024 Convertible Notes and the Preferred Stock, as a result of the beneficial ownership and primary market limitations contained therein. Tasso’s beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(6)	Matthew Sirovich may be deemed to control Scopia Holdings LLC (“Scopia”) and therefore may be deemed to beneficially own the shares of common stock held by Scopia. The business address of Scopia and Mr. Sirovich is 152 W. 57th St., 33rd Floor, New York, NY 10019.
(7)	Scopia’s beneficial ownership before and after the offering includes 5,682,171 shares and 7,624,127 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. Scopia’s beneficial ownership before and after the offering excludes 18,756,035 shares and 12,564,079 shares, respectively, underlying the 2024 Convertible Notes and the Preferred Stock, as a result of the beneficial ownership and primary market limitations contained therein. Scopia’s beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(8)	Sina Toussi may be deemed to control Two Seas Global Master Fund LP (“Two Seas”) and therefore may be deemed to beneficially own the shares of common stock held by Two Seas. The business address of Two Seas and Mr. Toussi is 21 3rd St., Rye, NY 10580.
(9)	Two Seas’ beneficial ownership before the offering includes 2,234,795 shares issuable upon conversion of the 2024 Convertible Notes held by it. Two Seas’ beneficial ownership before the offering excludes 1,765,205 shares underlying the 2024 Convertible Notes, as a result of the primary market limitation contained therein. Two Seas’ beneficial ownership also excludes the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(10)	Thomas J. Jordan may be deemed to control the Tom & Margaret Roberts Family Trust (the “Roberts Family Trust”) and therefore may be deemed to beneficially own the shares of common stock held by the Roberts Family Trust.
(11)	The Roberts Family Trust’s beneficial ownership before and after the offering includes 3,056,958 shares and 1,660,211 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. The Roberts Family Trust’s beneficial ownership before the offering excludes 1,103,253 shares underlying the 2024 Convertible Notes, as a result of the primary market limitation contained therein. The Roberts Family Trust’s beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(12)	Dennis Herrera may be deemed to control NuDay Capital, LLC (“NuDay”) and therefore may be deemed to beneficially own the shares of common stock held by NuDay. The business address of NuDay and Mr. Herrera is 1412 Broadway, 21st Fl., New York, NY 10118.
(13)	NuDay’s beneficial ownership before and after the offering includes 3,743,712 shares and 3,059,306 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. NuDay’s beneficial ownership before the offering excludes 540,594 shares underlying the 2024 Convertible Notes, as a result of the primary market limitation contained therein. NuDay’s beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(14)	David S. Nagelberg may be deemed to control DSN Ventures LLC (“DSN Ventures”) and therefore may be deemed to beneficially own the shares of common stock held by DSN Ventures.
(15)	DSN Ventures’ beneficial ownership before and after the offering includes 2,613,895 shares and 2,334,546 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. DSN Ventures’ beneficial ownership before the offering excludes 220,651 shares underlying the 2024 Convertible Notes, as a result of the primary market limitation contained therein. DSN Ventures’ beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.
(16)	David S. Nagelberg may be deemed to control the David S. Nagelberg 2003 Revocable Trust (the “Nagelberg Trust”) and therefore may be deemed to beneficially own the shares of common stock held by the Nagelberg Trust.
(17)	The Nagelberg Trust’s beneficial ownership before and after the offering includes 681,149 shares and 401,800 shares, respectively, issuable upon conversion of the 2024 Convertible Notes and Preferred Stock held by it. Nagelberg Trust’s beneficial ownership before the offering excludes 220,651 shares underlying the 2024 Convertible Notes, as a result of the primary market limitation contained therein. The Nagelberg Trust’s beneficial ownership also excludes the shares that may become issuable in payment of annual dividends on the Preferred Stock and the shares that may become issuable in payment of interest on the 2024 Convertible Notes.

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PLAN OF DISTRIBUTION OF SECURITIES

We are registering up to 36,975,000 shares of common stock issuable upon conversion of, and in payment of interest on, the 2024 Convertible Notes in order to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the 2024 Convertible Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $68,265 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, or we may be entitled to contribution.

Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LUCD.”

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LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Lucid Diagnostics Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.luciddx.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the securities offered hereby:

●	The annual report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 24, 2025).

●	The quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025 (filed on May 13, 2025).

●	The current reports on Form 8-K filed on February 25, 2025, March 4, 2025 (7:56 a.m.), March 4, 2025 (8:15 a.m.), March 5, 2025, April 10, 2025, April 11, 2025 and April 25, 2025.

●	The description of our common stock contained in the Form 8-A registering our common stock under Section 12(b) of the Exchange Act (filed on October 12, 2021), and in any amendment or report filed under the Exchange Act for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 24, 2025).

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically modify and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you with a copy of the documents incorporated by reference in this prospectus, without charge, upon written or oral request directed to Lucid Diagnostics Inc., 360 Madison Avenue, 25th Floor, New York, New York 10017, telephone number (917) 813-1828. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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36,975,000 Shares

Lucid Diagnostics Inc.

Common Stock

PROSPECTUS

May 30, 2025